UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2021

BENCHMARK ELECTRONICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Texas	001-10560	74-2211011
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

56 South Rockford Drive
Tempe, Arizona		85281
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (623) 300-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	BHE	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2021, Benchmark Electronics, Inc. (the “Company”) entered into a $381.25 million amended and restated credit agreement (the “Amended and Restated Credit Agreement”) by and among the Company, certain of its subsidiaries (the “Guarantors”), the lenders party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and a L/C Issuer. The Amended and Restated Credit Agreement is comprised of a five-year $250 million revolving credit facility (the “Amended and Restated Revolving Credit Facility”) and a five-year $131.25 million term loan facility (the “Amended and Restated Term Loan Facility”), both with a maturity date of December 21, 2026.

The Amended and Restated Credit Agreement amends and restates in its entirety the Company’s existing $650 million credit agreement, dated as of July 20, 2018, by and among the Company, the Guarantors, the lenders party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and a L/C Issuer. The Amended and Restated Credit Agreement also extends the maturity date from July 20, 2023 to December 21, 2026.

The Amended and Restated Revolving Credit Facility is available for general corporate purposes and is subject to quarterly amortization of principal (in equal installments) equal to 0.625% of the initial aggregate term loan advances to be paid quarterly commencing December 31, 2022 until the maturity date. The Amended and Restated Credit Agreement includes an accordion feature pursuant to which the Company is permitted to add one or more incremental term loans and/or increase commitments under the Amended and Restated Revolving Credit Facility in an aggregate amount not exceeding $100 million, subject to the satisfaction of certain conditions and exceptions.

Interest on outstanding borrowings under the Amended and Restated Credit Agreement (other than swingline loans) accrues, at the Company’s option, at (a) the London Interbank Offered Rate (“LIBOR”) plus the Applicable Rate (as defined in the Amended and Restated Credit Agreement, approximately 1.00% to 2.00% per annum depending on various factors) or (b) for U.S. Dollar denominated loans, the base rate (which is the highest of (i) the federal funds rate plus 0.50%, (ii) the Bank of America, N.A. prime rate and (iii) the one month LIBOR adjusted daily plus 1.00%) plus the Applicable Rate (as defined in the Amended and Restated Credit Agreement, approximately 0.00% to 1.00% depending on various factors). The Amended and Restated Credit Agreement includes customary language in respect of the transition from LIBOR to a successor benchmark interest rate.

The Amended and Restated Credit Agreement is subject to certain customary security, financial and other covenants as set forth in the Amended and Restated Credit Agreement. Amounts due under the Amended and Restated Credit Agreement may be accelerated upon customary specified events of default, subject, in some cases, to cure periods.

The Amended and Restated Credit Agreement is generally secured by a pledge of (a) all the capital stock of the Company’s domestic subsidiaries and 65% of the capital stock of its directly owned foreign subsidiaries, (b) all of the present and future personal property and assets of the Company and the Guarantors (including, but not limited to, accounts receivable, inventory, intellectual property and fixed assets of the Company and the Guarantors), in each case, subject to customary exceptions and limitations, and (c) all proceeds and products of the property and assets described in clauses (a) and (b) above.

Certain of the lenders and the agents under the Amended and Restated Credit Agreement, or their respective affiliates or subsidiaries, have provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, trust and other services to the Company or its affiliates or subsidiaries, for which these parties have received, and may in the future receive, customary compensation from the Company or its affiliates or subsidiaries for the provision of these services.

The foregoing summary of certain terms and conditions of the Amended and Restated Credit Agreement is not complete and is subject to, and qualified in its entirety by, the full text of the Amended and Restated Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K with respect to the Amended and Restated Credit Agreement is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1

Amended and Restated Credit Agreement, dated December 21, 2021, by and among Benchmark Electronics, Inc., certain of its subsidiaries, the lenders party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and a L/C Issuer*

*Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally to the Securities and Exchange Commission a copy of any omitted exhibits or schedules upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BENCHMARK ELECTRONICS, INC.

Date:	December 28, 2021	By:	/s/ Stephen J. Beaver
Stephen J. Beaver, Esq. Senior Vice President, General Counsel and Chief Legal Officer